EXHIBIT 99

BAIRNCO CORPORATION

300 PRIMERA BOULEVARD, SUITE 432

LAKE MARY, FLORIDA  32746

(407) 875-2222

PRESS RELEASE

BAIRNCO ANNOUNCES SECOND QUARTER 2006 RESULTS

Lake Mary, Florida, July 25, 2006 - Bairnco Corporation (NYSE-BZ) today reported improved operating results for the second quarter 2006 as compared to the same period last year, excluding the impact of professional fees related to the Steel Partners Tender Offer (“Offer Fees”). Sales were up 2.1% to $44,994,000 and, excluding the Offer Fees, net income increased $23,000 to $1,532,000 and diluted earnings per share increased 5.0% to $0.21. Net income and diluted earnings per share were $1,349,000 and $0.18, respectively, taking the Offer Fees into consideration.

Bairnco Chairman and Chief Executive Officer Luke E. Fichthorn III stated, “We are pleased with both our improved operating results for the second quarter of 2006 and the solid momentum we are experiencing in many key areas of our business.  We are seeing positive sales trends in our Arlon Electronic Materials and Kasco divisions, and our initiatives to consolidate our operations and reduce operating costs have positioned us well to improve quality and capitalize on compelling market trends, which we believe will ultimately drive long term growth and enhance shareholder returns. We are also continuing to actively evaluate potential acquisition opportunities.”

Total sales in the second quarter 2006 were $44,994,000, as compared to $44,088,000 in 2005. Segment results were as follows:

•

Arlon's Electronic Materials sales increased 8.7% from the second quarter 2005 due primarily to continuing strong activity in the electronics markets.

•

Arlon’s Coated Materials sales decreased 3.7% from the second quarter 2005 as domestic graphics markets have softened and certain automotive and industrial markets have remained weak.

•

Kasco's sales increased 3.4% from the second quarter 2005 due to continued growth in North American service and repair revenue. Kasco’s European sales improved slightly in local currency but were relatively unchanged in US dollars due to the change in exchange rates.

Gross profit increased 0.4% to $13,250,000 in the second quarter 2006 from $13,199,000 in 2005. Gross profit improvement from increased sales and production volumes at Arlon’s Electronic Materials and Kasco’s lower cost Mexican manufacturing, continued cost reductions and productivity improvements at the San Antonio plant and reduced relocation and closing costs in the second quarter of 2006 versus 2005, was significantly offset by Arlon’s Coated Materials reduced margins due to the change in mix in the graphics business as corporate re-imaging was replaced by lower margin print products. Gross profit margin as a percent of sales decreased to 29.4% in the second quarter 2006 from 29.9% in 2005, reflecting the mix change in Arlon’s Coated Materials graphics business. Second quarter 2006 gross profit was also reduced by $66,000 due to start-up expenses related to Arlon’s China manufacturing facility. Second quarter 2005 gross profit reflects $248,000 in relocation costs related to the move of Kasco’s manufacturing operations to Mexico, including the curtailment costs of Kasco’s hourly employees’ (union) pension plan, and some China related expenses.

Selling and administrative expenses for the second quarter 2006, excluding the Offer Fees, were down slightly to $10,836,000. Included in the Company’s second quarter 2006 selling and administrative expenses is $66,000 of start-up expenses for the China manufacturing facility. 2005 selling and administrative expenses included $147,000 of start-up expenses related to the China manufacturing facility. The Offer Fees were $298,000 in the second quarter 2006 bringing total selling and administrative expenses to $11,134,000.

Net interest expense was $42,000 in 2006 as compared to $33,000 in 2005 due to increased outstanding borrowings.  The effective tax rate for both the second quarter 2006 and 2005 was 35.0%.  Net income decreased 10.6% to $1,349,000 in 2006, as compared to $1,509,000 in the second quarter of 2005 and diluted earnings per common share decreased 10.0% to $0.18 in 2006 from $0.20 in 2005. Excluding the Offer Fees and the related tax benefit, net income in the second quarter 2006 increased $23,000 to $1,532,000 and diluted earnings per share increased 5.0% to $0.21.

Sales for the first six months of 2006 increased 4.3% to $87,852,000 from $84,210,000 in 2005 primarily due the solid growth in the Arlon Electronic Materials segment. Gross profit improved 3.0% to $26,030,000 from $25,282,000 due to strong operating results from Arlon’s Electronic Materials, $450,000 of reduced relocation and plant development costs and cost improvements at the San Antonio plant which were materially reduced by lower margins in the Coated Products Segment due to the lower margins attributable to the product mix shift. Selling and administrative expenses in the first half of 2006 increased 3.9% to $22,201,000, including $298,000 of Offer Fees, from $21,360,000 in 2005. Net income decreased 6.0% to $2,361,000 in the first half of 2006 from $2,511,000 in 2005 and diluted earnings per share decreased 3.0% to $0.32 in 2006 from $0.33 in 2005. Excluding the Offer Fees, net income in the first half of 2006 increased $33,000 to $2,544,000 and diluted earnings per share increased 3.0% to $0.34.

The Company reaffirmed its guidance as previously stated in the Company’s 14D-9 filing with the Securities and Exchange Commission on July 6, 2006, including earnings per share for the second half of 2006 which is expected to be in the range of $0.26 to $0.34, excluding the Offer Fees, as compared to $0.15 for the same period last year. For the full year 2006, excluding the Offer Fees, operating profits are expected to be in the range of $7.25 million to $7.75 million, and earnings per share are expected to grow to between $0.56 and $0.64.

#

“Safe Harbor” Statement under the Private Securities Reform Act of 1995

Statements in this press release referring to the expected future plans and performance of the Corporation are forward-looking statements.  Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to, changes in US or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates; the impact on production output and costs from the availability of energy sources and related pricing; changes in the market for raw or packaging materials which could impact the Corporation’s manufacturing costs; changes in the product mix; changes in the pricing of the products of the Corporation or its competitors; the market demand and acceptance of the Corporation’s existing and new products; the impact of competitive products; the loss of a significant customer or supplier; production delays or inefficiencies; the ability to achieve anticipated revenue growth, synergies and other cost savings in connection with acquisitions and plant consolidations; the costs and other effects of legal and administrative cases and proceedings, settlements and investigations; the costs and other effects of complying with environmental regulatory requirements; disruptions in operations due to labor disputes; and losses due to natural disasters where the Corporation is self-insured. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation’s results of operations and financial condition in connection with its preparation of its press releases, the Corporation does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Bairnco Corporation is a diversified multinational company that operates two distinct businesses - Arlon (Electronic Materials and Coated Materials segments) and Kasco (Replacement Products and Services segment).  Arlon’s principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom-engineered laminates and special silicone rubber compounds and components. Kasco’s principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on site maintenance primarily in the meat and deli departments.  Kasco also distributes equipment to the food industry in France.

CONTACT:

Kenneth L. Bayne, Bairnco Corporation

or

Larry C. Maingot, Bairnco Corporation

Telephone:  (407) 875-2222, ext. 227

Telephone:  (407) 875-2222, ext. 230

#

Reconciliation of GAAP to Non-GAAP Financial Measures

Management believes that excluding the unusual Offer Fees more clearly reflects the performance of the Company and allows the Company's stockholders to compare comparable financial statistics across periods. The following tables reconcile certain Generally Accepted Accounting Principles (“GAAP”) financial measures with the non-GAAP financial measures discussed above for the quarters and six month periods ended July 1, 2006 and July 2, 2005. The non-GAAP financial measures exclude the Offer Fees.

	Quarter Ended
	July 1, 2006	July 2, 2005
Selling and administrative expenses	$11,134,000	$10,845,000
Offer Fees	298,000	--
Selling and administrative expenses before Offer Fees	$10,836,000	$10,845,000

Operating profit	$2,116,000	$2,354,000
Offer Fees	298,000	--
Operating profit before Offer Fees	$2,414,000	$2,354,000

Net income	$1,349,000	$1,509,000
Offer Fees, net of $115,000 of tax benefit	183,000	--
Net income before Offer Fees, net of tax	$1,532,000	$1,509,000

Diluted Earnings per Share of Common Stock	$0.18	$0.20
Impact on diluted earnings per share of common stock of Offer Fees	0.03	--
Diluted earnings per share of common stock before Offer Fees	$0.21	$0.20

	Six Months Ended
	July 1, 2006	July 2, 2005
Selling and administrative expenses	$22,201,000	$21,360,000
Offer Fees	298,000	--
Selling and administrative expenses before Offer Fees	$21,903,000	$21,360,000

Operating profit	$3,829,000	$3,922,000
Offer Fees	298,000	--
Operating profit before Offer Fees	$4,127,000	$3,922,000

Net income	$2,361,000	$2,511,000
Offer Fees, net of $115,000 of tax benefit	183,000	--
Net income before Offer Fees, net of tax	$2,544,000	$2,511,000

Diluted Earnings per Share of Common Stock	$0.32	$0.33
Impact on diluted earnings per share of common stock of Offer Fees	0.02	--
Diluted earnings per share of common stock before Offer Fees	$0.34	$0.33

#

Comparative Results of Operations (Unaudited)

	Quarter Ended		Six Months Ended
Condensed Income Statements	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Net sales	$44,994,000	$44,088,000	$87,852,000	$84,210,000
Cost of sales	31,744,000	30,889,000	61,822,000	58,928,000
Gross profit	13,250,000	13,199,000	26,030,000	25,282,000
Selling and administrative expenses	11,134,000	10,845,000	22,201,000	21,360,000
Operating profit	2,116,000	2,354,000	3,829,000	3,922,000
Interest expense, net	42,000	33,000	178,000	59,000
Income before income taxes	2,074,000	2,321,000	3,651,000	3,863,000
Provision for income taxes	725,000	812,000	1,290,000	1,352,000
Net income	$ 1,349,000	$ 1,509,000	$ 2,361,000	$ 2,511,000
Basic Earnings per Share of Common Stock	$ 0.19	$ 0.20	$ 0.33	$ 0.34
Diluted Earnings per Share of Common Stock	$ 0.18	$ 0.20	$ 0.32	$ 0.33

Basic Average Common Shares	7,150,000	7,398,000	7,169,000	7,397,000
Diluted Average Common Shares	7,375,000	7,654,000	7,386,000	7,666,000

Condensed Balance Sheets	July 1, 2006 (Unaudited)	Dec 31, 2005
ASSETS

Cash	$ 1,008,000	$ 5,313,000
Accounts receivable, net	30,474,000	25,713,000
Inventories	29,872,000	27,231,000
Other current assets	6,429,000	7,387,000
Total current assets	67,783,000	65,644,000
Plant and equipment, net	35,067,000	34,373,000
Cost in excess of net assets of purchased businesses, net	14,533,000	14,439,000
Other assets	11,039,000	11,312,000
Total Assets	$128,422,000	$125,768,000

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

Short-term debt	$ 1,237,000	$ 2,233,000
Current maturities of long-term debt	100,000	134,000
Accounts payable	10,882,000	12,051,000
Accrued expenses	11,355,000	9,406,000
Total current liabilities	23,574,000	23,824,000
Long-term debt	9,990,000	7,069,000
Other liabilities	10,242,000	11,417,000
Stockholders’ investment	84,616,000	83,458,000
Total Liabilities and Stockholders’ Investment	$128,422,000	$125,768,000

#